EIGHTH AMENDMENT

                                       TO

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

            This EIGHTH AMENDMENT ("Amendment") is entered into as of February 12, 1998, by and among UNITEL VIDEO, INC., a Delaware corporation having its principal place of business at 555 West 57th Street, New York, New York 10019 ("Borrower"), R SQUARED, INC., a California Corporation having its principal place of business at 729 North Highland, Los Angeles, California 90038 ("Corporate Guarantor") and HELLER FINANCIAL, INC., a Delaware corporation having an office at 500 West Monroe Street, Chicago, Illinois 60661, as agent ("Agent") for Lender (as hereafter defined).

                                   BACKGROUND

            Borrower, Corporate Guarantor, Agent and Heller Financial, Inc. ("Lender") are parties to an Amended and Restated Loan and Security Agreement dated as of December 12, 1995 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lender provides Borrower with certain financial accommodations.

            Borrower has requested that Lender amend the Loan Agreement and Lender is willing to do so on the terms and conditions hereafter set forth.

            NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

            2. Amendment to Loan Agreement. Subject to satisfaction of the conditions of effectiveness set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

                  (a) Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical order:

                  "Eighth Amendment Effective Date" means February 12, 1998.

                  "Excess Cash Flow" means, for a any period, the greater of (A) zero (0); or (B) without duplication, the total of the following for Borrower and its
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                  Subsidiaries on a consolidated basis, each calculated for such period: (1) EBITDA; plus (2) tax refunds actually received; less (3) Capital Expenditures (to the extent actually made in cash and/or due to be made in cash within such period but in no event more than the amount permitted by subsection 6.2 hereof); less (4) income and franchise taxes; less (5) decreases in deferred income taxes resulting from payments of deferred taxes accrued in prior periods; less (6) Interest Expenses paid or accrued; less (7) scheduled amortization of Indebtedness actually paid in cash and/or due to be paid in cash within such period and permitted under subsections 7.1 and 7.5; less (8) voluntary prepayments and mandatory prepayments made under subsection 2.4(B)(2), but only to the extent that the transaction that precipitated the mandatory prepayment increased EBITDA.

            (b) The second paragraph of Section 2.1(A)(1) of the Loan Agreement is hereby amended to provide as follows:

                  "Scheduled Installment of Term Loan A" means the principal amount equal to $9,000,000, payable, subject to the provisions of subsection 2.4(B), (a) in fifty-six (56)monthly principal installments, the first fifty-five (55) of which shall be in an amount equal to $100,000 and the last installment of which shall be in an amount equal to the then outstanding principal balance thereof, commencing on June 1, 1997 and on the first day of each month thereafter with the final installment thereof payable on December 12, 2001 (it being understood that Borrower may prepay Term Loan A, in whole or in part, from time to time) or (b) the earlier to occur of (i) the Termination Date or (ii) acceleration of the Obligations in accordance with the provisions of subsection 8.3 at which time the entire unpaid principal amount of Term Loan A plus accrued interest thereon shall be due and payable. Notwithstanding the foregoing, no Scheduled Installment of Term Loan A shall be due and payable on each of February 1, 1998, March 1, 1998 and April 1, 1998 (the "Term Loan A Moratorium Period"); provided, however, interest on the outstanding principal balance of Term Loan A shall continue to be paid by Borrower during the Term Loan A Moratorium Period in accordance with the provisions of subsection 2.2(C).

            (c) Section 2.1(A)(5) of the Loan Agreement is hereby amended as follows:

                  (i) the third sentence of the first paragraph thereof is hereby amended to provide as follows:

                        "Term Loan D shall bear interest from the date such Loan
                  is made to the date paid in full at a rate per annum equal to the interest rate set forth in Section 2.2(A) applicable to Term Loan B; provided, however, in the event the entire outstanding balance of Term Loan D is not paid in full


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                  in cash on or prior to May 31, 1998, then commencing on June
                  1, 1998 Term Loan D shall bear interest at a rate per annum equal to (a) with respect to Base Rate Loans, the Base Rate plus one and one-half percent (1.50%) and (b) with respect to LIBOR Rate Loans, the LIBOR Rate plus three and one-quarter percent (3.25%)."

                  (ii) The second paragraph thereof is hereby amended to provide as follows:

                        "Scheduled Installment of Term Loan D" means the
                  principal installment in an amount equal to $2,500,000, payable, subject to the provisions of subsection 2.4(B), (a) in eighteen (18) consecutive monthly principal installments, the first seventeen (17) of which shall be in an amount equal to $140,000 and the last installment of which shall be in an amount equal to the then outstanding principal balance thereof, commencing on May 1, 1998 and on the first day of each month thereafter (it being understood that Borrower may prepay Term Loan D, in whole or in part, from time to time) or
                  (b) the earlier to occur of (i) the Termination Date or (ii) acceleration of the Obligations in accordance with the provisions of subsection 8.3 at which time the entire unpaid principal amount of Term Loan D plus accrued interest thereon shall be due and payable.

            (d) Section 2.3 of the Loan Agreement is hereby amended by adding new subsections "(G)" and "(H)" to provide as follows:

                  "(G) Term Loan D Premium. Borrower hereby acknowledges that, in accordance with Section 2.1(A)(5) of the Sixth Amendment to this Agreement (the "Sixth Amendment"), Agent is permitted to charge Borrower's loan account in an amount equal to $100,000 as a premium payable to Agent (the "Term Loan D Premium") for Borrower's failure to pay the entire outstanding balance of Term Loan D in full in cash on or prior to January 31, 1998. Agent and Borrower hereby acknowledge that notwithstanding anything contained in the Sixth Amendment to the contrary, the Term Loan D Premium shall be payable in four (4) consecutive weekly installments each in an amount equal to $25,000, payable on each of February 3, 1998, February 10, 1998, February 17, 1998 and February 24, 1998, which such amounts may be charged by Agent to Borrower's loan account as a Revolving Loan when due."

                  "(H) Eighth Amendment Restructuring Fee. In consideration of Agent's agreement to enter into an Eighth Amendment to this Agreement, Borrower hereby acknowledges that it shall pay to Agent a restructuring fee in an amount equal to $80,000 (the "Restructuring Fee"), which shall be payable in four (4) consecutive monthly installments each in an amount equal to $20,000, payable on each of February 28, 1998, March 31, 1998,


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                  April 30, 1998 and May 31, 1998, which such amounts may be charged by Agent to Borrower's loan account as a Revolving Loan when due; provided, however, in the event the entire outstanding balance of Term Loan D is paid in full in cash prior to May 31, 1998 (a "Payment Event") then that portion of the Restructuring Fee payable to Agent solely for those months occurring subsequent to the month in which the Payment Event occurred, if any, shall be deemed waived."

      (e) Section 2.4(B) of the Loan Agreement is hereby amended by adding a new subsection "(5)" to provide as follows:

                  "(5) Prepayments from Excess Cash Flow. Within one hundred and five (105) days after the end of each Fiscal Year, Borrower shall prepay Term Loan D in an amount equal to twenty-five percent (25%) of Excess Cash Flow for such prior Fiscal Year calculated on the basis of the audited financial statements for such Fiscal Year delivered to Agent pursuant to subsection 5.1(B). All such prepayments from Excess Cash Flow shall be applied to the outstanding principal balance of Term Loan D in inverse order of maturity thereof. Concurrently with the making of any such payment, Borrower shall deliver to Agent a certificate or Borrower's chief executive officer or chief financial officer demonstrating its calculation of the amount required to be paid."

            3. Conditions of Effectiveness. This Amendment shall become effective when and only when Agent shall have received (a) four (4) copies of this Amendment executed by Borrower and Corporate Guarantor and (b) such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Lender and its counsel.

            4. Representations and Warranties. Borrower hereby represents and warrants as follows:

            (a) This Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

            (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms that all covenants, representations and warranties made in the Loan Agreement to the extent the same are not specifically amended hereby are correct in all material respects and agrees that all covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

            (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.


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            (d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement or the Obligations thereunder.

            5. Effect on the Loan Agreement.

            (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

            (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

            (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

            6. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

            7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

            8. Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. Any signature received by facsimile transmission shall be deemed an original signature hereto.

                       [SIGNATURE LINES ON FOLLOWING PAGE]


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            IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

                                       UNITEL VIDEO, INC., as Borrower


                                       By: /s/ Barry Knepper
                                          --------------------------------------
                                       Name: Barry Knepper
                                            ------------------------------------
                                       Title: Chief Executive Officer
                                             -----------------------------------

                                       R SQUARED, INC., as
                                         Corporate Guarantor


                                       By: /s/ Barry Knepper
                                          --------------------------------------
                                       Name: Barry Knepper
                                            ------------------------------------
                                       Title: President
                                             -----------------------------------

                                       HELLER FINANCIAL, INC., as Agent
                                         and Lender

                                       By: /s/ Venkat Venkatesan
                                          --------------------------------------
                                       Name: Venkat Venkatesan
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------